UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check One): |_|  Form 10-K  |_| Form 20-F  |_| Form 11-K   |X| Form 10-Q
             |_| Form N-SAR

             For Period Ended:      June 30, 2004

            [   ]  Transition Report on Form 10-K
            [   ]  Transition Report on Form 20-F
            [   ]  Transition Report on Form 11-K
            [   ]  Transition Report on Form 10-Q
            [   ]  Transition Report on Form N-SAR
            For the Transition Period Ended:___________________________________


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  Read attached instruction sheet before preparing form. Please print or type.
    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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 If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates: ___________
_______________________________________________________________________________

                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant       Phantom Fiber Corporation
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Former name if applicable     Pivotal Self Service Technologies Inc.
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Address of principal executive office (Street and number)
      144 Front Street West, Suite 580
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City, state and zip code      Toronto, Ontario, Canada, M5J 2L7
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                                     PART II
                            RULES 12b-25 (b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     [x] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
     [x] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
     [ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.



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

                                    PART III
                                    NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

            The Registrant is seeking an extension of the period in which to file its Form 10-QSB for the three month period ended June 30, 2004 because of a delay in completing certain parts of Form 10-QSB. The Registrant is currently in the process of gathering the remaining information. The Registrant's 10-QSB could not be ready for filing at this time without unreasonable effort or expense. The Registrant anticipates that the Form 10-QSB will be filed within the grace period provided for under Rule 12b-25.


                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

      Vince Bulbrook               (416)              703-4007 ext 234
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      (Name)                     (Area Code)         (Telephone Number)

(2) Have all other period reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).
                                                       |X| Yes  |_| No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
      thereof?                                         |_| Yes  |X| No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.





                            Phantom Fiber Corporation
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date     August 16, 2004                       By /s/ Vince Bulbrook
                                                 -------------------------------
                                                 Vince Bulbrook, Chief Financial
                                                 Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION
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   Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).
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